Exhibit 5.1

December 19, 2011

PACCAR Inc

777 - 106th Avenue, N.E.

Bellevue, Washington 98004

Re:	Registration Statement on Form S-3
Registration of Senior Debt Securities

Ladies and Gentlemen:

We have acted as counsel to PACCAR Inc, a Delaware corporation (the “Company”), in connection with the preparation and filing of an a registration statement on Form S-3 (the “Registration Statement”) which the Company proposes to file on or about the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to senior debt securities (the “Debt Securities”). The Debt Securities will be issued from time to time pursuant to the provisions of Rule 415 under the Securities Act.

The Debt Securities will be issued pursuant to an Indenture dated as of December 19, 2011 (the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), which is included as an exhibit to the Registration Statement.

For purposes of this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Indenture and such other instruments, certificates, records and documents, and such matters of law, as we have considered necessary or appropriate for the purposes hereof. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents.

Based upon and subject to the foregoing, and subject to the further qualifications and limitations expressed below, we are of the opinion that:

1. The Indenture has been duly authorized, executed and delivered by the Company and constitutes a legal, valid and binding agreement of the Company.

2. When (i) the issuance of the Debt Securities has been duly authorized by appropriate corporate action, (ii) the Debt Securities have been duly executed, authenticated and delivered in accordance with the Indenture and (iii) the Debt Securities are sold as described in the Registration Statement, the prospectus

PACCAR Inc

December 19, 2011

forming a part thereof and in any supplements to such prospectus, and payment is received therefor, and while the Registration Statement is effective and in compliance with applicable state securities laws, the Debt Securities will constitute legal, valid and binding obligations of the Company entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting creditors’ rights generally and to general principles of equity, regardless of whether such principles are considered in a proceeding at law or in equity.

Our opinions expressed above are limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm contained under the caption “Validity of the Notes” in said Registration Statement and any amendments thereto and in the Prospectus constituting a part thereof. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Perkins Coie LLP